Exhibit 99.1




Lexmark International names John W. Gamble Jr. chief financial officer

LEXINGTON, Ky., August 30, 2005 -- Lexmark International, Inc., (NYSE: LXK) today announced that it has named John W. Gamble Jr., 42, as executive vice president and chief financial officer, effective Sept. 6. Gamble succeeds Gary
E. Morin, who will be retiring.

Gamble joins Lexmark from Agere Systems Inc., a $1.9 billion provider of semiconductors, where he was executive vice president and chief financial officer. He joined Agere in 2001 and served as senior vice president and treasurer, and senior vice president and business controller, before becoming CFO.

Prior to Agere, Gamble served in finance leadership roles with AlliedSignal, Inc., and then Honeywell International, Inc., following the merger of the two entities. He joined AlliedSignal in 1996, serving as assistant treasurer, vice president of business planning and analysis, and then as vice president and chief financial officer of Honeywell Industrial Controls.

Earlier in his career, Gamble served in a variety of finance capacities with General Motors. He began his career as an electrical engineer with Bethlehem Steel Corporation. Gamble received a bachelor's degree in electrical engineering from Cornell University and a master's degree in business administration from Columbia Business School.

"I am very pleased to welcome John to Lexmark. He has extensive financial experience and a strong track record of success in finance leadership roles. He will be a strong addition to the Lexmark team," said Paul J. Curlander, Lexmark chairman and chief executive officer. "I'd also like to thank Gary Morin for his many contributions over the last 10 years. His hard work and leadership have been important factors in Lexmark's growth and success. We wish him and his family all the best in the years ahead."

About Lexmark
Lexmark International, Inc. (NYSE: LXK) makes it easier for businesses and consumers to move information between the digital and paper worlds. Since its inception in 1991, Lexmark has become a leading developer, manufacturer and supplier of printing and imaging solutions for customers in more than 150 countries. Lexmark reported $5.3 billion in revenue in 2004, and can be found on the Internet at www.lexmark.com.